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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48316) pertaining to the 1991 Stock Option Plan of ARI Network Services, Inc. and the Registration Statement (Form S-8 No. 33-54144) pertaining to the 1992 Employee Stock Purchase Plan of ARI Network Services, Inc., of our report dated September 24, 1999, except for Notes 3 and 10 as to which the date is September 30, 1999 and September 28, 1999, respectively, with respect to the financial statements and schedule of ARI Network Services, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 1999.




Milwaukee, Wisconsin                                           ERNST & YOUNG LLP
October 22, 1999